Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 24, 2007 (except for paragraphs 3 and 4 of Note 1 and paragraph 2 of Note 12, as to which the date is August 13, 2007), in the Registration Statement (Form S-1) and related Prospectus of Adnexus Therapeutics, Inc. for the registration of $86,250,000 of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts
August 14, 2007